Calculation of Filing Fee Tables

Form S-8

(Form Type)

KonaTel, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered (1)(3)	Proposed Maximum Offering Price Per Unit (2)	Maximum Aggregate Offering Price (2)	Fee Rate	Amount of Registration Fee(2)
Equity	Common	457(h)	2,000,000	$1.56	$3,120,000	$0.0000927	$289.22
Total offering amounts					$3,120,000		$289.22
Total Fee Offsets							$0
Net Fee due							$289.22

Table 2: Fee Offset Claims and Sources

	Registrant of Filer Name	Form or Filing Type	File Number	Initial Filing Date	Filing Date	Fee Offset Claimed	Security Type Associated with Fee Offset Claimed	Security Title Associated with Fee Offset Claimed	Unsold Securities Associated with Fee Offset Claimed	Unsold Aggregate offering Amount Associated with Fee Offset Claimed	Fee Paid with Fee Offset Source
Rule 457(p)
Fee Offset Claims	N/A	N/A	N/A	N/A		N/A	N/A	N/A	N/A	N/A
Fee Offset Sources	N/A	N/A	N/A		N/A						N/A

(1) Pursuant to Rule 416(c) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement cover interests to be offered or sold pursuant to the incentive stock option plan(s) described herein.

(2) Estimated solely for the purpose of determining the registration fee pursuant to Rule 457(h) under the Securities Act based on the average of the high and low sale prices per share of the Registrant’s $0.001 par value common stock (the “Common Stock”) as quoted on the “OTCQB Tier” on July 5, 2022.

(3) Additional 2,000,000 shares of Common Stock reserved for issuance under the Registrant’s 2017 Incentive Stock Option Plan (the “Plan”).